Exhibit 99.1

3PEA International Announces the Appointment of Dennis Triplett, Former CEO of Healthcare Services at UMB Bank, as a Non-Executive Independent Director

HENDERSON, Nev.--(BUSINESS WIRE) -- 3PEA International, Inc. (OTCQB:TPNL), a vertically integrated provider of innovative prepaid card programs and processing services for corporate, consumer and government applications, is pleased to announce the appointment of Former CEO of Healthcare Services at UMB Bank, Dennis Triplett to the role of non-executive independent director, increasing our board membership to six.

“We are truly honored and excited to welcome Dennis to our Board as we expand our focus in pharmaceutical and healthcare related programs. We look forward to Dennis’s insight and anticipate that 3PEA will benefit greatly from his contributions,” said Mark Newcomer, Chief Executive Officer, 3PEA International. “Dennis’s record of strategic innovation and background as a seasoned CEO will strengthen our Board's broad-based skillset. Dennis’s extensive experience in healthcare payments and card product development will be an asset to 3PEA as we continue our positive trajectory and build on our 2017 gains.”

About Dennis Triplett

From 2004 to 2017, Dennis served as CEO of Healthcare Services at UMB Bank, N.A. a leading provider of healthcare payment solutions including health savings accounts (HSAs), healthcare spending accounts and payments technology. UMB Bank N.A. is a part of UMB Financial Corporation with over $21 billion in assets. Dennis founded this division that is now the fifth largest HSA custodian in the nation with $2.6 billion in assets and accounts exceeding 1.25 million. He developed the Bank’s Medical Savings Account product in the late 90’s and grew that into a multipurpose card product supporting a variety of spending accounts including HSAs, FSAs, and HRAs.

Dennis has over 35 years of experience in the banking industry including serving as the President and CEO of two banks in the Midwest and has extensive credit and debit card experience. He is a graduate of several banking schools and holds an MBA degree from the University of Missouri.

In addition, Dennis has shared his healthcare banking industry insights through numerous speaking engagements, blogs and editorials. His industry leadership has included Chairing the Employers Council on Flexible Compensation (ECFC) from 2007 to 2014; a founding Board Member of the American Bankers Association’s HSA Council; Chairing American Health Insurance Plan’s (AHIP) HSA Leadership Council from 2009 to 2013. Civically, Dennis serves on the Board of the Greater Kansas City Crime Commission and also Chairs a not for profit, Community For Coaches.

About 3PEA International

3PEA International (OTCQB:TPNL) is an experienced and trusted prepaid debit card payment solutions provider as well as an integrated payment processor that has managed millions of prepaid debit cards in its portfolio. Through its PaySign brand, 3PEA conceptualizes, develops and manages payment solutions, prepaid card programs, and customized payment services. 3PEA’s corporate incentive prepaid cards are changing the way corporations reward, motivate, and engage their current and potential customers, employees, and agents. 3PEA’s customizable prepaid solutions offer significant cost savings while improving brand recognition and customer loyalty. 3PEA’s customers include healthcare companies, major pharmaceutical companies, large multinationals, prestigious universities, and social media companies. PaySign is a registered trademark of 3PEA Technologies, Inc. in the United States and other countries. For more information visit us at www.3pea.com or follow us on LinkedIn, Twitter and Facebook.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b 6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. 3PEA undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Contacts

3PEA International, Inc.

Brian Polan, 1-702-749-7234

Chief Financial Officer
bpolan@3pea.com
www.3pea.com

Source: 3PEA International, Inc.